Exhibit 99

PRESS RELEASE	For Immediate Release
MGM MIRAGE TRANSACTIONS COMMITTEE
SELECTS ADVISORS
     Las Vegas, Nevada, May 25, 2007 — MGM MIRAGE (NYSE: MGM) today announced that the Transactions Committee of the MGM MIRAGE Board of Directors, which was formed on May 22, 2007 to consider the amended Schedule 13D filed by Tracinda Corporation and strategic alternatives available to MGM MIRAGE, has engaged UBS Investment Bank, as its financial advisor, and Weil, Gotshal & Manges LLP, as its legal advisor, to assist it in this process.
* * *
     MGM MIRAGE (NYSE: MGM), one of the world’s leading and most respected hotel and gaming companies, owns and operates 19 properties located in Nevada, Mississippi and Michigan, and has investments in three other properties in Nevada, New Jersey and Illinois. The Company has entered into an agreement to sell its Colorado Belle and Edgewater properties located in Laughlin, Nevada. In addition, the Company has major new developments under construction in Nevada, Michigan and Macau S.A.R. CityCenter is a multi-billion dollar mixed-use urban development in the heart of the Las Vegas Strip; a new MGM Grand hotel and casino complex is being built in downtown Detroit; and the Company has a 50% interest in MGM Grand Macau, a hotel-casino resort currently under construction in Macau S.A.R. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE also has been the recipient of numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.
     Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” Under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.
CONTACTS:

Investment Community	Media
JAMES J. MURREN	ALAN M. FELDMAN
MGM MIRAGE	MGM MIRAGE
President, Chief Financial Officer & Treasurer	Senior Vice President of Public Affairs
(702) 693-8877	(702) 891-7147 or afeldman@mirage.com

JOELE FRANK / DAN KATCHER
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449